INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-80466, No. 33-61215 and No. 33-39337 of Presstek, Inc. on Forms S-8 and in Registration Statements No. 33-48342 and No. 333-2299 of Presstek, Inc. on Form S-3 of our report dated March 15, 1995, appearing in this Annual Report on Form 10-K of Presstek, Inc. for the year ended December 28, 1996.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Bedford, New Hampshire
March 26, 1997